Exhibit 21.1

Subsidiaries of Scilex Holding Company

Name	State or Jurisdiction of Incorporation or Organization
Scilex, Inc.	Delaware

Scilex Pharmaceuticals Inc.	Delaware

Semnur Pharmaceuticals, Inc.	Delaware